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                                                                    EXHIBIT 99.1

                                     [LOGO]


                REGISTER.COM, INC. ADOPTS STOCKHOLDER RIGHTS PLAN


OCTOBER 28, 2002 -- Register.com, Inc. (Nasdaq: RCOM), a leading provider of global domain registration and Internet services, announced that today its board of directors adopted a stockholders rights plan. The plan is similar to plans adopted by many other companies and was not adopted in response to any current attempt to acquire the Company.

Under the rights plan, preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of common stock of the Company held by stockholders of record as of the close of business on November 12, 2002. The Rights Plan is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions and to prevent an acquiror from gaining control of the Company without offering a fair price to all of the Company's stockholders. The Rights will expire on November 12, 2012.

Each Right will entitle stockholders to buy one unit of a share of preferred stock for $32. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock or commences, or publicly announces an intention to commence, a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company's common stock.

If any person as defined in the plan becomes the beneficial owner of 15% or more of the Company's common stock, other than pursuant to a tender or exchange offer for all the outstanding shares of the Company approved by the Company's board of directors, then, once the Rights become exercisable, each Right not owned by a 15%-or-more stockholder or related parties will entitle its holder to purchase, at the Right's then current exercise price, shares of the Company's preferred stock (or, in certain circumstances as determined by the board, cash, other property, or other securities) having a value of twice the Right's then current exercise price. In addition, after any person has become a 15%-or-more stockholder, if the Company is involved in a merger or other business combination transaction with another person in which the Company does not survive or in which its common stock is changed or exchanged, or sells 50% or more of its assets or earning power to another person, each Right will entitle each holder, other than any person who has become a 15%-or-more stockholder, to purchase, at the Right's then current exercise price, shares of common stock of such other person having a value of twice the Right's then current exercise price.

The Company will generally be entitled to redeem the Rights at $0.01 per Right at any time until 10 days (subject to extension) after a public announcement that a 15% position in the Company's common stock has been acquired or after a person commences, or announces its intention to commence, a tender or exchange offer that would result in the bidder's beneficial ownership of 15% or more of the shares of the Company's common stock.

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The Rights are intended to enable all stockholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover attempt, but should encourage anyone seeking to acquire the Company to negotiate with the board prior to attempting to takeover.

Further details of the stockholder rights plan are outlined in a letter that will be mailed to stockholders as of the record date. In addition, a copy of the rights plan will be filed with the Securities and Exchange Commission as an exhibit to the Company's Current Report on Form 8-K.

SG Cowen Securities Corporation served as the Company's financial advisor in connection with adopting the stockholder rights plan.

ABOUT REGISTER.COM

Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. With over three million domain names under management, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses.

Register.com was named among the Top 100 Web Sites by PC Magazine in October, 2001. The company was founded in 1994 and is based in New York.

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STATEMENTS IN THIS ANNOUNCEMENT OTHER THAN HISTORICAL DATA AND INFORMATION
CONSTITUTE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THESE POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHERS, UNCERTAINTY OF FUTURE REVENUE AND PROFITABILITY FROM EXISTING AND ACQUIRED BUSINESSES, INCREASING COMPETITION ACROSS ALL SEGMENTS OF THE DOMAIN NAME REGISTRATION BUSINESS, RISKS ASSOCIATED WITH HIGH LEVELS OF CREDIT CARD CHARGEBACKS AND REFUNDS, UNCERTAINTIES CAUSED BY THE CURRENT ECONOMIC SLOWDOWN WHICH IS IMPACTING OUR BUSINESS AND OUR CUSTOMERS' BUSINESSES, UNCERTAINTY REGARDING THE INTRODUCTION AND SUCCESS OF NEW TOP LEVEL DOMAINS, INCLUDING THE LAUNCH OF THE .PRO TOP LEVEL DOMAIN, CUSTOMER ACCEPTANCE OF NEW PRODUCTS AND SERVICES OFFERED IN ADDITION TO, OR AS ENHANCEMENTS OF ITS REGISTRATION SERVICES, UNCERTAINTY OF REGULATIONS RELATED TO THE DOMAIN REGISTRATION BUSINESS AND THE INTERNET, GENERALLY, THE RATE OF GROWTH OF THE INTERNET AND DOMAIN NAME INDUSTRY, AND OTHER FACTORS DETAILED IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING OUR QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2002. REGISTER.COM UNDERTAKES NO OBLIGATION TO UPDATE ANY OF THE FORWARD-LOOKING STATEMENTS AFTER THE DATE OF THIS PRESS RELEASE.

CONTACT:
Stephanie Marks
Register.com, Investor Relations
(212) 798-9169
smarks@register.com